EXHIBIT 99.1

August 18, 2016

Canna Security America (CSA) Restructures Leadership with New Investment; Acquires Big Al's Security Team, LLC

CSA Accepts Resignation of CEO as New Leadership Drives Era of Growth

DENVER, CO (August 17, 2016): Canna Security America (CSA) (OTCQB: CSAX), the leading comprehensive security solutions provider catering to businesses in the licensed cannabis industry, has entered into an amended and restated settlement with its now-former Chief Executive Officer (CEO), Dan Williams. The settlement, which includes Williams' resignation as CEO, also paved the way for new ownership from three investment groups who now own 50.19% of the Company, as reported in CSA's 8-K filingof August 18, 2016. Capitalizing on the momentum created with the new ownership, and the vision of the board, CSA also acquired Colorado-based physical security firm, Big Al's Security (Big Al's).The Board would like to acknowledge the strategic vision of investment banker Jon Doukas working in conjunction with Trends Investments, and Gibraltar Advisors who brought to the table the private investment group that provided the necessary liquidity to drive  CSA's growth. In addition, Mr. Doukas along with the COO Tom Siciliano simultaneously targeted the "Big Al" acquisition as the first step in the pursuit of the Company's acquisition initiative. Siciliano drove this acquisition of Big Al's which we anticipate may triple the annual revenues of CSA and provide for greater industry diversification for the services of both Companies.

New Management Team/New Vision

Upon the departure of Dan Williams, CSA's Board of Directors appointed Tom Siciliano to the position of interim President and Secretary of the Company. Prior to the new appointment, Siciliano served for the last year as the Company's Chief Operating Officer. During this process, Jim Willett was added to the board in February, 2016. Willett most recently served as the majority owner and CEO of the Yakima Company, a waste recycling company servicing southern California.

"In a very short period of time, CSA has turned a significant page in the next chapter of our story," said Tom Siciliano, acting President of CSA. "With our new owners and a terrific board solidly in place, we have rapidly begun architecting not only a path forward, but a future vision for CSA. Our acquisition of Big Al's is the first of many proof points that we will offer investors, as well as customers and our employees, regarding our intent to focus on revenue and smart growth/expansion."

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Acquisition

CSA's new ownership funding allowed the Company to execute on the first phase of its new strategic plan with the acquisition of Big Al's Security. The terms of the cash and restricted stock transaction were outlined in an 8-K filedby the Company on August 18, 2016.

The acquisition of Big Al's allows CSA to immediately begin servicing Oregon and Arizona directly as they are licensed and have team leaders on-site, which we believe are ready to expand CSA's footprint into these states.

Big Al's physical security services will complement CSA's existing focus on alarm, video surveillance and access control, to create a comprehensive suite of security services. Collectively, but under the CSA brand, the two companies will create a security services powerhouse for both cannabis-based businesses, as well as those outside of the cannabis industry. Specific to cannabis, the acquisition makes CSA one of the largest and most wide-reaching security companies in the US for an all-cash industry in desperate need of critical security services.

"As a pioneer in Cannabis security since 2009, we have had the great fortune of expanding our footprint to other states like Oregon and Arizona, where there is a need for in-depth knowledge of the industry and its unique security issues," said "Big" Al Burke, CEO and founder of Big Al's Security. "As members of the CSA family, overnight we can now offer a far greater suite of services, including CSA's deep technical infrastructure, to our clients in every state we serve. There are few companies that I would trust our clients with, and even fewer who I believe have the right depth of knowledge and approach to tackle the significant security threats faced by the burgeoning cannabis industry. However, Tom and the team at CSA have proven that they have what it takes to not only serve our existing clients, but to also craft a better future for our collective companies than either of us could achieve separately. We are excited to be new members of the CSA team."

"We are proud and honored to have reached an agreement with such a dynamic and dedicated group of security professionals," added Siciliano. "More specifically, the leadership of Al Burke, our new EVP of Operations for CSA, means we get his six-plus years in cannabis security and contacts to help us drive our growth and increase our services. Their team of security professionals, stellar client roster and specialized services are a great complement to CSA's existing base, affording us greater ability and resources to capitalize on the significant security needs of the cannabis industry as well as the many non-cannabis individuals, businesses, venues, and events who need our services during these trying times."

This press release contains forward-looking statements including without limitation those about the CSA's estimated revenues, expenses, and growth. Forward-looking statements can be identified by words such as: "anticipate," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Risks and uncertainties could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, competitive and economic factors, client retention, revenues, personnel costs and other expenses affecting CSA's profitability, and changes in federal and state law under which CSA and its clients operate. CSA undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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